--------------------------------------------------------------------------------
SEC 1745
 (6-01) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------


                                  UNITED STATES            --------------------
                       SECURITIES AND EXCHANGE COMMISSION  OMB
                              WASHINGTON, DC 20549         APPROVAL
                                                           --------------------
                                  ------------             OMB Number:
                                                           3235-0145
                                  SCHEDULE 13G             --------------------
                                                           Expires: December 31,
                                                            2005
                                                           --------------------
                                                           Estimated average
                                                           burden hours per
                                                           response. 14.9
                                                           --------------------

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)

                        Multilink Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62544T109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 62544T109                SCHEDULE 13G                Page 2 of 8 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MeriTech Capital Partners L.P. ("MCP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        369,000 shares, except that MeriTech Capital Associates,
                        L.L.C.  ("MCA"),  the  general  partner  of MCP,  may be
  NUMBER OF             deemed to have sole  voting  power,  and Paul S.  Madera
   SHARES               ("Madera"),   and  Michael  B.  Gordon  ("Gordon"),  the
BENEFICIALLY            managing  members of MCA,  may be deemed to have  shared
  OWNED BY              power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        369,000 shares,  except that MCA, the general partner of
                        MCP, may be deemed to have the sole  dispositive  power,
                        and Madera and Gordon,  the managing members of MCA, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      369,000 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.864%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 62544T109              SCHEDULE 13G                  Page 3 of 8 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MeriTech Capital Affiliates L.P. ("MCAF")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        6,000  shares,  except that MCA, the general  partner of
                        MCAF,  may be  deemed  to have sole  voting  power,  and
   NUMBER OF            Madera and Gordon,  the managing  members of MCA, may be
    SHARES              deemed to have shared power to vote these shares.
 BENEFICIALLY           --------------------------------------------------------
   OWNED BY       6     SHARED VOTING POWER
     EACH
   REPORTING            See response to row 5.
    PERSON              --------------------------------------------------------
     WITH         7     SOLE DISPOSITIVE POWER

                        6,000  shares,  except that MCA, the general  partner of
                        MCAF, may be deemed to have the sole dispositive  power,
                        and Madera and Gordon,  the managing members of MCA, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,000 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.001%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 62544T109               SCHEDULE 13G                 Page 4 of 8 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MeriTech Capital Associates, L.L.C. ("MCA")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        375,000  shares,  of which 369,000 are directly owned by
   NUMBER OF            MCP and 6,000  shares are directly  owned by MCAF.  MCA,
    SHARES              the  general  partner of MCP and MCAF,  may be deemed to
 BENEFICIALLY           have sole  voting  power,  and  Madera and  Gordon,  the
   OWNED BY             managing  members of MCA,  may be deemed to have  shared
     EACH               power to vote these shares.
   REPORTING            --------------------------------------------------------
    PERSON        6     SHARED VOTING POWER
     WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        375,000  shares,  of which 369,000 are directly owned by
                        MCP and 6,000  shares are directly  owned by MCAF.  MCA,
                        the  general  partner of MCP and MCAF,  may be deemed to
                        have sole dispositive  power, and Madera and Gordon, the
                        managing  members of MCA,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      375,000 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.944%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 62544T109               SCHEDULE 13G                 Page 5 of 8 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul S. Madera ("Madera")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
   NUMBER OF            --------------------------------------------------------
    SHARES        6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY             375,000  shares,  of which 369,000 are directly owned by
     EACH               MCP and 6,000  are  directly  owned by MCAF.  MCA is the
   REPORTING            general partner of MCP and MCAF, and Madera,  a managing
    PERSON              member of MCA,  may be deemed  to have  shared  power to
     WITH               vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        375,000 shares, of which 369,000 are directly owned by MCP and 6,000 are directly owned by MCAF. MCA is the general partner of MCP and MCAF, and Madera, a managing member of MCA, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      375,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.944%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 62544T109               SCHEDULE 13G                 Page 6 of 8 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael B. Gordon ("Gordon")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
   NUMBER OF            --------------------------------------------------------
    SHARES        6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY             375,000  shares,  of which 369,000 are directly owned by
     EACH               MCP and 6,000  are  directly  owned by MCAF.  MCA is the
   REPORTING            general partner of MCP and MCAF, and Gordon,  a managing
    PERSON              member of MCA,  may be deemed  to have  shared  power to
     WITH               vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        375,000 shares, of which 369,000 are directly owned by MCP and 6,000 are directly owned by MCAF. MCA is the general partner of MCP and MCAF, and Gordon, a managing member of MCA, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      375,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.944%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                                                               Page 7 of 8 Pages

This Amendment No. 1 amends the Statement on 13(G), (the "Original Statement") filed by MeriTech Capital Partners L.P., a Delaware limited partnership ("MCP"), MeriTech Capital Affiliates L.P., a Delaware limited partnership ("MCAF"),
MeriTech  Capital  Associates  L.L.C.,  a  Delaware  limited  liability  company
("MCA"),  Paul S.  Madera  ("Madera")  and  Michael B.  Gordon  ("Gordon").  The
foregoing entities and individuals are collectively referred to as the "Reporting Persons". Only those items as to which there has been a change are included in this Amendment No. 1.

Item 5. Ownership of Five Percent or Less of a Class If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following:     [X] Yes

                                                               Page 8 of 8 Pages


                                   Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 21, 2003



                        MERITECH CAPITAL PARTNERS L.P., a Delaware Limited Partnership
                        By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                        Its: General Partner

                        MERITECH CAPITAL AFFILIATES L.P., a Delaware Limited Partnership
                        By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                        Its: General Partner

                        MERITECH CAPITAL ASSOCIATES L.L.C., a Delaware Limited Liability Company
                        By: MeriTech Management Associates L.L.C., a Delaware Limited Liability Company
                        Its:  Managing Member

                        By:     /s/ Paul S. Madera
                                ------------------------------
                                Paul S. Madera
                                Member

                        PAUL S. MADERA

                        By:     /s/ Paul S. Madera
                                ------------------------------
                                Paul S. Madera

                        MICHAEL B. GORDON

                        By:     /s/ Michael B. Gordon
                                ------------------------------
                                Michael B. Gordon